Exhibit 10.2

W&T OFFSHORE, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT

This Agreement is made and entered into as of April 26, 2012 (the “Date of Grant”) by and between W&T Offshore, Inc., a Texas corporation (the “Company”) and you;

WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant stock-based awards to certain employees and service providers of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this restricted stock unit award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, the Company adopted the W&T Offshore, Inc. Stock Ownership and Retention Policy, as it may be amended from time to time (the “Policy”) under which the Company has established various stock ownership and retention requirements;

WHEREAS, a copy of the Policy has been furnished to you and, as this Award (as defined below) shall be subject to the terms and conditions of the Policy, shall be deemed a part of this Agreement as if fully set forth herein; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant. Subject to the conditions set forth below and the adjustment provisions of Section 3(b), the Company hereby grants to you effective as of the Date of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of                              shares of restricted stock units in accordance with the terms and conditions set forth herein and in the Plan (the “Restricted Stock Units”), along with any additional rights related to the Restricted Stock Units as described in Section 2 of this Agreement.

2. Dividend Equivalents. As of the Date of Grant above, this grant of Restricted Stock Units also includes a tandem grant of Dividend Equivalents with respect to each share of Restricted Stock Units granted to you pursuant to Section 1 of this Agreement; provided, however, that you shall not receive Dividend Equivalents for any distributions made with respect to a share of Stock prior to the satisfaction of the Performance Vesting Requirement (as defined below). In the event that the Performance Vesting Requirement is satisfied prior to the Vesting Date, you shall receive Dividend Equivalents for any distributions made with respect to a share of Stock for the period of time between the day the attainment of the Performance Vesting Requirement occurs and the Vesting Date, taking into account that an adjustment shall be made to the number of Dividend Equivalents granted to you to reflect any adjustments made to your Restricted Stock Units pursuant to Section 3(b) below. All Dividend Equivalents granted on and after the Date of Grant shall carry identical vesting restrictions as shall be attached to the Restricted Stock Units giving rise to such Dividend Equivalents, thus, if the Performance Vesting Requirement is not satisfied, all rights to Dividend Equivalents shall immediately cease. If a Restricted Stock Unit is forfeited, your tandem Dividend Equivalents with respect to such Restricted Stock Units shall automatically terminate at that time. Any Dividend Equivalents payment will be made on or promptly following the date on which the dividends are otherwise paid to the holders of Stock; provided, however, in no event shall the dividend payment be made later than 30 days following the date on which the Company pays such dividend to the holders of Stock.

3. Vesting Date, Adjustment, and Other Restrictions. Subject to the terms and conditions of this Agreement and the Plan, the forfeiture restrictions on the Restricted Stock Units will lapse and the Restricted Stock Units will vest, subject to the Performance Vesting Requirement, on December 15th of the second calendar year following the calendar year in which the Date of Grant occurs (the “Vesting Date”).

(a) Performance Vesting Requirement. The “Performance Vesting Requirement” means the achievement of the “Performance Goals,” which are performance criteria established by the Committee pursuant to Section 8 of the Plan and set forth in Appendix A attached hereto.

(b) Adjustments Following the Satisfaction of the Performance Vesting Requirement. Immediately following the Committee’s certification of the satisfaction of the applicable Performance Vesting Requirement and the applicable level of achievement attained in connection therewith, the number of Restricted Stock Units subject to a Performance Vesting Requirement granted to you pursuant to Section 1 of this Agreement shall be adjusted to reflect the achievement of the Performance Goals during the applicable performance period. To the extent you were on unpaid leave and/or were not actively employed during any part of the applicable performance period, your Restricted Stock Units subject to that Performance Vesting Requirement shall be further adjusted to equal the number of Restricted Stock Units equal to (x) your number of Restricted Stock Units subject to that Performance Vesting Requirement adjusted above to reflect the achievement of the Performance Goals times (y) a number equal to the quotient resulting from your Actual Base Salary (as hereinafter defined) divided by your Base Salary (as hereinafter defined). In addition, the Committee has the right to further reduce or eliminate the number of Restricted Stock Units granted to you for any reason regardless of the satisfaction of the Performance Vesting Requirement and the applicable level of achievement attained in connection therewith. In the event of a negative adjustment, the remaining Restricted Stock Units subject to that Performance Vesting Requirement granted to you pursuant to Section 1 of this Agreement not eligible for vesting shall be forfeited as of the end of the applicable performance period. The Committee shall promptly notify you of any and all adjustments made to your Restricted Stock Units pursuant to this Section 3(b).

For purposes of this Agreement, “Base Salary” means your annual pay rate in effect at the beginning of the applicable performance period calculated over the applicable performance period, (i) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company or any Subsidiary, but (ii) excluding any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company or any Subsidiary, and/or any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you. To the extent you commence employment after the beginning of the applicable performance period, your Base Salary shall be the rate in effect on your first day of employment.

For purposes of this Agreement, “Actual Base Salary” means the base salary you actually received during the applicable performance period calculated as of the last day of the applicable performance period, (i) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company or any Subsidiary, and any overtime paid to you as an offshore employee required by your standard work schedule, but (ii) excluding any incentive compensation, employee benefit, or other benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company or any Subsidiary, all overtime paid other than as specified in (i) above and/or any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, sign on bonus, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

By way of example only, the Performance Vesting Requirement adjustment described above will operate as follows: if you are granted 1,000 Restricted Stock Units subject to a Performance Vesting Requirement on the Date of Grant, and the level of achievement of the Performance Goals during the applicable performance period is reached at a level the Company has designated as a 75% achievement level, it will only be possible for you to vest in 750 Restricted Stock Units on the Vesting Date and the remaining 250 Restricted Stock Units shall be forfeited as of the end of the performance period. In addition, to the extent you were on unpaid leave and/or were not actively employed during any part of the applicable performance period, the number of such Restricted Stock Units shall be further adjusted as described in the first paragraph of Section 3(b) to the extent your Actual Base Salary for the applicable performance period is less than your Base Salary for such performance period. As noted in the first paragraph of Section 3(b), the Committee has the right to further reduce or eliminate the number of Restricted Stock Units granted to you for any reason regardless of the satisfaction of the Performance Vesting Requirement and the applicable level of achievement attained in connection therewith. Following the satisfaction of the Performance Vesting Requirement and the adjustments herein provided but prior to the Vesting Date, you will be then eligible to receive Dividend Equivalents with respect to the adjusted Restricted Stock Units rather than the original 1,000 Restricted Stock Units. Upon the applicable settlement date of your Restricted Stock Units, you will receive a settlement from the Company with respect to such adjusted Restricted Stock Units rather than the original 1,000 Restricted Stock Units.

(c) Other Restrictions. Subject to Section 6 of this Agreement, the restrictions on your Restricted Stock Units will expire on the Vesting Date only if you have been an employee or service provider of the Company or of a Subsidiary continuously from the Date of Grant through the Vesting Date. Other than as provided in Section 6(d)(i) below, in the event that the Performance Vesting Requirement is not satisfied, no portion of the Restricted Stock Units subject to that Performance Vesting Requirement shall become vested. Restricted Stock Units that have become vested pursuant to this Section 3 shall be referred to herein as the “Vested Units.”

4. Settlement.

(a) Form of Settlement. The Committee, in its sole discretion, shall determine at the time of such settlement whether the Vested Units will be settled: (i) in a single lump sum cash payment in an amount equal to the Fair Market Value of Stock as of the date of settlement multiplied by the number of Vested Units to be settled, (ii) in shares of such Stock, or (iii) in a combination of cash and shares of Stock. Settlement of Vested Units shall be subject to and pursuant to rules and procedures established by the Committee in its sole discretion.

(b) Time of Settlement. The Vested Units shall be settled by the Company as soon as administratively feasible following the Vesting Date, but in no event shall such settlement occur later than 75 days following the Vesting Date. In the event the Restricted Stock Units become Vested Units pursuant to Section 6 below, the Company will settle the Vested Units as soon as administratively practicable following the time of vesting noted in Section 6 below, but in no event shall such settlement occur later than 75 days following the applicable vesting event.

5. Restrictions, Forfeiture and Limitations on Ownership. The shares of Restricted Stock Units are restricted in the sense that they may be forfeited to the Company prior to the time the Restricted Stock Units are deemed Vested Units. You, or your executor, administrator, heirs, or legatees shall have the right to vote any shares of Stock you may receive as settlement of the Vested Units and hold all other privileges of a shareholder of the Company only from the date of issuance of a Stock certificate in your name representing payment of a Vested Unit in the form of a share of Stock, or the delivery of the Stock to the Company’s transfer agent, as applicable.

6. Termination of Services or Change in Control.

(a) Termination due to your Death or Disability. Following the satisfaction of the Performance Vesting Requirement, if your employment or service relationship with the Company and any of its Subsidiaries is terminated as a result of your death or Disability (as defined below), then the forfeiture restrictions on your Restricted Stock Units subject to that Performance Vesting Requirement, subject to any adjustment pursuant to Section 3(b) above, shall automatically lapse as to the outstanding unvested shares of Restricted Stock Units subject to that Performance Vesting Requirement, and in the case of your Disability, subject to Section 12 of this Agreement. If your employment or service relationship with the Company and any of its Subsidiaries is terminated as a result of your death or Disability prior to the satisfaction of the Performance Vesting Requirement, no portion of the Restricted Stock Units subject to that Performance Vesting Requirement will become Vested Units.

For purposes of this Section 6(a), the term “Disability” shall have the meaning given such term in any written employment, severance or other similar individual agreement (an “Individual Agreement”) between you and the Company. In the event that there is no existing written Individual Agreement between you and the Company or if any such agreement does not define Disability, the term “Disability” shall mean: (i) a physical or mental impairment of sufficient severity that, in the opinion of the Company, (A) you are unable to continue performing the duties assigned to you prior to such impairment or (B) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries, and (ii) the impairment or condition is cited by the Company as the reason for your termination; provided, however, that in all cases, the term Disability shall be applied and interpreted in compliance with section 409A of the Code and the regulations thereunder.

(b) Termination due to your Normal Retirement. Following the satisfaction of the Performance Vesting Requirement, if your employment or service relationship with the Company and any of its Subsidiaries is terminated as a result of your Normal Retirement prior to the Vesting Date, then the restrictions on a number of the shares of your Restricted Stock Units subject to that Performance Vesting Requirement, subject to any adjustment pursuant to Section 3(b) above, shall automatically lapse pro-rata in relation to the amount of time you have been employed by, or in the service of, the Company or any of its Subsidiaries, as described below; provided, however, that such restrictions shall lapse subject to the additional provisions of Section 12 of this Agreement, if applicable. Solely for purposes of determining the number of shares which may lapse or vest pursuant to this Section 6(b), the Restricted Stock Units subject to that Performance Vesting Requirement, as adjusted pursuant to Section 3(b) above, shall be referred to in two portions, two-thirds (2/3) of the Restricted Stock Units shall be the “Two-Year Portion”; the remaining and final one-third (1/3) of the Restricted Stock Units shall be the “Three-Year Portion.” Following a termination of your employment or service due to your Normal Retirement:

(i) restrictions will lapse on a number of Restricted Stock Units in the Two-Year Portion equal to the product of (A) two-thirds (2/3) of the total number of Restricted Stock Units granted to you, subject to any adjustment pursuant to Section 3(b) above, times (B) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the first day of the first month of the year in which the Date of Grant occurs, during which you were employed by the Company and/or any Subsidiary and the denominator of which is 24; plus

(ii) restrictions will lapse on a number of Restricted Stock Units in the Three-Year Portion equal to the product of (A) one-third (1/3) of the total number of Restricted Stock Units granted to you, subject to any adjustment pursuant to Section 3(b) above, times (B) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the first day of the first month of the year in which the Date of Grant occurs, during which you were employed by the Company and/or any Subsidiary and the denominator of which is 36.

If your employment or service relationship with the Company and any of its Subsidiaries is terminated as a result of your Normal Retirement prior to the satisfaction of the Performance Vesting Requirement, no portion of the Restricted Stock Units subject to that Performance Vesting Requirement will become Vested Units. For purposes of this Section 6(b), the term “Normal Retirement” shall have the meaning given such term in any Individual Agreement between you and the Company. In the event that there is no existing written Individual Agreement between you and the Company or if any such agreement does not define Normal Retirement, the term “Normal Retirement” shall mean the termination of your employment or service relationship with the Company and each of its Subsidiaries by which you are employed or provide services to due to your voluntary retirement on or after the date that you attain age 67.

(c) Termination for Any Other Reason. Subject to Sections 6(d) and 6(e) below, if your employment or service relationship with the Company or any of its Subsidiaries is terminated for any other reason other than your death, Disability or your Normal Retirement prior to the Vesting Date, then that portion, if any, of the Restricted Stock Units granted pursuant to this Agreement for which have not become Vested Units as of the date of termination shall become null and void as of the date of such termination; provided, however, that, subject to the Performance Vesting Requirement, the portion, if any, of your Vested Units as of the date of such termination will survive the termination of employment.

(d) Change in Control.

(i) Prior to Satisfaction of the Performance Vesting Requirement. Notwithstanding anything to the contrary in Section 3 or the remainder of this Section 6, in the event that a Change in Control is consummated prior to both the Vesting Date and the end of the applicable performance period for which the Performance Vesting Requirement relates, forfeiture restrictions on all Restricted Stock Units subject to that Performance Vesting Requirement granted to you pursuant to Section 1 of this Agreement shall automatically lapse and the Restricted Stock Units subject to that Performance Vesting Requirement will vest, subject further to Section 12 of this Agreement.

(ii) Following the Satisfaction of the Performance Vesting Requirement. Notwithstanding anything to the contrary in the remainder of this Section 6, in the event that a Change in Control is consummated prior to the Vesting Date but following the satisfaction of the Performance Vesting Requirement, forfeiture restrictions on your Restricted Stock Units subject to that Performance Vesting Requirement, subject to any adjustment pursuant to Section 3(b) above, shall automatically lapse and such Restricted Stock Units subject to that Performance Vesting Requirement will vest subject further to Section 12 of this Agreement. For further clarity, in the event that the Change in Control is consummated following the applicable performance period to which the Performance Vesting Requirement relates, but the Performance Vesting Requirement was not achieved during such time, no portion of the Restricted Stock Units subject to that Performance Vesting Requirement shall become Vested Units upon a Change in Control.

(iii) Other restrictions. Nothing within this Section 6(d) is intended to modify Sections 6(a) or 6(b) above regarding the full acceleration or pro-rata acceleration, as applicable, of your Restricted Stock Units upon a termination of employment due to death,

Disability or Normal Retirement. The provisions of Sections 6(a) and 6(b) shall apply to a termination of your employment or service for death, Disability or Normal Retirement, as applicable, whether or not such a termination of employment or service were to occur in connection with a Change in Control.

(e) Effect of Individual Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any Individual Agreement entered into by and between you and the Company, the terms of such an Individual Agreement shall control.

7. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8. Delivery of Stock. In the event the Committee determines to settle the Restricted Stock Units in the form of Stock, promptly following the expiration of the restrictions on the Restricted Stock Units as contemplated in Sections 3 or 6 of this Agreement, the Company shall either cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Stock Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, or cause those number of Restricted Stock Units to be properly registered with the Company’s transfer agent as appropriate, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9 of this Agreement. The value of such Restricted Stock Units shall not bear any interest owing to the passage of time.

9. Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any such required tax withholding, the Company will withhold from the cash payment or the shares of Stock to be issued to you under this Agreement, as applicable, the cash amount or the number of shares necessary to satisfy the Company’s obligation to withhold taxes; where the Restricted Stock Units will be settled in shares of Stock, such a determination will be based on the shares’ Fair Market Value at the time such determination is made. In the event the Restricted Stock Units are settled in shares of Stock, and Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

10. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, in the event the Restricted Stock Units are settled in shares of Stock, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11. Right of the Company and Subsidiaries to Terminate Employment or Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time, with or without cause.

12. Non-Compete Agreements. The Company, in its sole discretion, may require you to execute a separate non-compete, non-solicitation, or similar agreement in connection with the grant of the Restricted Stock Units pursuant to this Agreement or in connection with the acceleration of the Restricted Stock Units in accordance with the provisions of Section 6 of this Agreement.

13. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15. No Liability for Good Faith Determinations. The Company, the Committee and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as the Company shall determine.

17. No Guarantee of Interests. The Company, the members of the Committee and the Board do not guarantee the Stock of the Company from loss or depreciation.

18. Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

19. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

20. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns, including, but not limited to, any successor entity resulting from a Change in Control.

22. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23. Company Action. Any action required of the Company shall be by authority of the Board or by a person or entity authorized to act by the Board.

24. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

25. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

26. Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Harris County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Award or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.

27. Amendment. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

28. Transfer. This Agreement and the Restricted Stock Units granted hereunder will not be transferable by you other than by will or the laws of descent and distribution, or as otherwise provided by the Plan.

29. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

30. The Policy. This Agreement and this Award is subject to all the terms, conditions, limitations and restrictions contained within the Policy.

31. Acceptance. This Agreement shall be deemed accepted by you unless you notify the Manager of Human Resources of the Company on or before May 7, 2012 that you reject the Award under this Agreement, in which event the Award shall be deemed forfeited and this Agreement shall have no further force or effect.

W&T OFFSHORE, INC.

By:
Jamie L. Vazquez, President

Appendix A

Performance Goals

The Performance Goals for your Restricted Stock Units shall be comprised of the business criterion noted below. Subject to applicable adjustments under Section 3(b) of the Agreement and the applicable Scale achieved for each performance criteria, your Restricted Stock Units will become Vested Units on the Vesting Date, subject to the achievement of the applicable Performance Level (defined below) for the applicable performance period. The applicable Scale for EPS between the Performance Levels on the charts below will be calculated using straight-line interpolation. The Committee shall review, analyze and certify the achievement of the Performance Level for the applicable performance period and shall determine whether your Restricted Stock Units have vested on the Vesting Date, in accordance with the Agreement and the terms of the Plan. For vesting purposes, the Performance Level achieved for the applicable performance period shall be deemed achieved effective as of the last day of the applicable performance period, despite any delay that may occur in determining which Performance Level is met during the Committee’s certification process.

Business Criteria

Criteria	Percentage of 100% of Restricted Stock Units Which are Subject to Performance Criteria	Performance Period for Achieving Performance Goals
Average Earnings Per Share (Undiluted), being “EPS,” for the Performance Period	70%	The full calendar year, from January 1 to December 31, 2012

Performance Level	Scale
(“Target”): EPS >$1.83 per share	100%
EPS = $1.50 per share	75%
EPS =$1.25 per share	50%
EPS =$0.75 per share	25%
EPS < $0.75 per share	0%

Criteria	Percentage of 100% of Restricted Stock Units Which are Subject to Performance Criteria	Performance Period for Achieving Performance Goals
Total Stockholder Return (“TSR”) relative to a Peer Group, as defined, for the applicable Performance Period.	10%	The full calendar year from January 1 to December 31, 2012

Criteria	Percentage of 100% of Restricted Stock Units Which are Subject to Performance Criteria	Performance Period for Achieving Performance Goals
TSR relative to a Peer Group, as defined, for the applicable Performance Period.	10%	The full calendar year from January 1 to December 31, 2013

Criteria	Percentage of 100% of Restricted Stock Units Which are Subject to Performance Criteria	Performance Period for Achieving Performance Goals
TSR relative to a Peer Group, as defined, for the applicable Performance Period.	10%	January 1 to October 31, 2014

Performance Level	Scale
TSR Rank 1-4	150%
TSR Rank 5	130%
TSR Rank 6	100%
TSR Rank 7	90%
TSR Rank 8	80%
TSR Rank 9	75%
TSR Rank 10	70%
TSR Rank 11	65%
TSR Rank 12	60%
TSR Rank 13	55%
TSR Rank 14	50%
TSR Rank 15	45%
TSR Rank 16-20	0%

EPS criteria: 70% of all Restricted Stock Units awarded under the Agreement shall be subject to EPS criteria. After the end of the applicable performance period, the number of Restricted Stock Units subject to EPS criteria shall be adjusted (i) based on the Performance Level achieved for the applicable performance period and (ii) then further adjusted under Section 3(b) of the Agreement. By way of example only, the adjustments described above will operate as follows: if you are granted 1,000 Restricted Stock Units on the Date of Grant, then 700 Restricted Stock Units would be subject to the EPS criteria. If the Target Performance Level is reached during the applicable performance period, then the Scale would be 100%, resulting in the possibility of 100% of 700 Restricted Stock Units being eligible for vesting on the Vesting Date. In addition, to the extent you were on unpaid leave and/or were not actively employed during any part of the applicable performance period, the number of such Restricted Stock Units shall be further adjusted as described in the first paragraph of Section 3(b) of the Agreement. Following the satisfaction of the applicable Performance Vesting Requirement and the adjustments herein provided but prior to the Vesting Date, you will be then eligible to receive Dividend Equivalents with respect to the adjusted Restricted Stock Units rather than the original 700 Restricted Stock Units. Upon the applicable settlement date of your Restricted Stock Units, you will receive a settlement from the Company with respect to such adjusted Restricted Stock Units rather than the original 700 Restricted Stock Units subject to EPS criteria.

TSR criteria: 30% of all Restricted Stock Units awarded under the Agreement shall be subject to TSR criteria as follows: 10% of all Restricted Stock Units awarded under the Agreement shall be subject to a performance period of calendar year 2012, 10% of all Restricted Stock Units awarded under the Agreement shall be subject to a performance period of calendar year 2013 and 10% of all Restricted Stock Units awarded under the Agreement shall be subject to a performance period of January 1 to October 31, 2014. After the end of the applicable performance period, the number of Restricted Stock Units subject to TSR criteria and the applicable performance period shall be adjusted (i) based on the Performance Level achieved for the applicable performance period and (ii) then further adjusted under Section 3(b) of the Agreement. By way of example only, the adjustments described above will operate as follows: if you are granted 1,000 Restricted Stock Units on the Date of Grant, then 300 Restricted Stock Units would be subject to the TSR criteria but with 100 Restricted Stock Units each being subject to three different performance periods as stated above. If the Performance Level TSR Rank 1-4 is reached during the performance period January 1 to December 31, 2013, then the Scale would be 150%, resulting in the possibility of 150% of 100 Restricted Stock Units being eligible for vesting on the Vesting Date. In addition, to the extent you were on unpaid leave and/or were not actively employed during any part of the applicable performance period, the number of such Restricted Stock Units shall be further adjusted as described in the first paragraph of Section 3(b) of the Agreement. Following the satisfaction of the applicable Performance Vesting Requirement and the adjustments herein provided but prior to the Vesting Date, you will be then eligible to receive Dividend Equivalents with respect to the adjusted Restricted Stock Units rather than the original 300 Restricted Stock Units. Upon the applicable settlement date of your Restricted Stock Units, you will receive a settlement from the Company with respect to such adjusted Restricted Stock Units rather than the original 300 Restricted Stock Units subject to TRS criteria.

Determination of TSR Rank: The TSR for the Company and each member of the Peer Group is determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the performance period and the arithmetic average per share closing price of such entity’s common stock for the total number of trading days in the last month of the performance period minus the arithmetic average per share closing price of such entity’s common stock for the total number of trading days in the first month of the performance period; by (ii) the arithmetic average per share closing price of such entity’s common stock for the total number of trading days in the first month of the performance period. To determine Performance Level for a performance period, TSRs are calculated for the Company and each other entity in the Peer Group. The entities are arranged by their respective TSRs (highest to lowest) and the Company is ranked within the Peer Group. If the Company’s TRS places it within the top 4 of the Peer Group, then Performance Level TSR Rank 1-4 is achieved for that performance period and the number of Restricted Stock Units are adjusted in the manner provided above.

Peer Group for the Company’s TSR Comparison: The “Peer Group” consists of the entities listed below. The Peer Group provides a more appropriate basis for judging the Company’s corporate performance than the more narrowly focused compensation peer group disclosed in the Company’s proxy.

1.	Apache Corporation
2.	Newfield Exploration Company
3.	SM Energy Company
4.	Forest Oil Corporation
5.	Cabot Oil & Gas Corporation
6.	Stone Energy Corporation
7.	Energy XXI (Bermuda) Limited
8.	ATP Oil & Gas Corporation
9.	Swift Energy Co.
10.	McMoRan Exploration Company
11.	Comstock Resources, Inc.
12.	Noble Energy, Inc
13.	Plains Exploration & Production
14.	Callon Petroleum Company
15.	Energy Partners Ltd.
16.	Murphy Oil Company
17.	Clayton Williams Energy, Inc.
18.	Helix Energy Solutions Group, Inc.
19.	Petroquest Energy, Inc.
20.	W&T Offshore, Inc.